As filed with the Securities and Exchange Commission on May 15, 2002

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             COMMTOUCH SOFTWARE LTD.
             (Exact name of Registrant as specified in its charter)

              Israel                                    Not Applicable
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                     Identification No.)

                                6 Hazoran Street
                      Poleg Industrial Park, P.O. Box 8511
                              Netanya 42504, Israel
                               011-972-9-863-6888
   (Address and telephone number of Registrant's principal executive offices)

                               c/o Commtouch Inc.
                     Devyani Patel, Vice President, Finance
                        1300 Crittenden Lane, Suite # 102
                         Mountain View, California 94043
                                 (650) 864-2000
            (Name, address and telephone number of agent for service)

                                   Copies to:

          Lior O. Nuchi                           Aaron M. Lampert
       Venrice R. Palmer
       McCutchen, Doyle, Brown                 Naschitz, Brandes & Co.
         & Enersen, LLP                            5 Tuval Street
      Three Embarcadero Center                  Tel Aviv 67897 Israel
    San Francisco, CA 94111
        (415) 393-2000
      Fax (415) 393-2286

      Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         Calculation of Registration Fee

====================================================================================================================
                                                  Proposed
    Title of Each Class                            Maximum                    Proposed
       of Securities          Amount to be      Aggregate Price           Maximum Aggregate           Amount of
     To Be Registered          Registered        Per Unit(1)               Offering Price         Registration Fee(2)
--------------------------------------------------------------------------------------------------------------------
ordinary shares, NIS 0.05
nominal value per share......   7,095,886           $0.16                  $1,135,341.76              $104.45
====================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Company's ordinary shares as reported on the Nasdaq National Market System on May 6, 2002.

(2) The Registrant initially filed a Registration Statement on Form F-1 (Registration No. 333-31836) on March 6, 2000 (the "Form F-1"), to register certain offers and sales of its ordinary shares as set forth in that Registration Statement. Subsequently, the Registrant withdrew the Form F-1 on April 12, 2000. The Registrant is filing this Registration Statement on Form F-3 to register the reoffer and resale of the securities indicated on this cover page. A registration fee of $49,468.00 was paid in connection with the filing of the Form F-1. Pursuant to Rule 457(p), the aggregate total dollar amount of the filing fee associated with the unsold ordinary shares under the F-1 has previously been offset by the filing fees in the amounts of (a) $119.80 for Registration Statement on Form S-8 No. 333-65532 filed on July 20, 2001; and (b) $158.24 for Registration Statement on Form F-3 No. 333-68248 filed on August 24, 2001. The remaining balance of $49,189.96 is being further offset by the filing fee due for this Registration Statement.

================================================================================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED _____, 2002

PROSPECTUS

Commtouch Software Ltd.

7,095,886 Ordinary Shares

--------------------------------------------------------------------------------

      As we describe further below under "Offer Statistics and Expected Timetable and Plan of Distribution," the Selling Securityholders identified in this prospectus are selling up to 7,095,886 of our ordinary shares, some of which underlie warrants. The warrants themselves are not being offered by this prospectus. The Selling Securityholders acquired the ordinary shares from the Company in a private placement in April 2002 after approval by the Company's shareholders at a meeting held on April 8, 2002. The ordinary shares offered hereby have been registered pursuant to registration rights granted to the Selling Securityholders by the Company in connection with the private placement. These securities may be offered from time to time by the Selling Securityholders through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The Selling Securityholders will receive all of the proceeds from this offering and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the securities. We will pay the expenses of registration of this offering.

      The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      The ordinary shares are being offered by the Selling Securityholders subject to prior sale, subject to their right to reject offers in whole or in part and subject to certain other conditions.

      The Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of ordinary shares also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the ordinary shares is subject to the prospectus delivery requirements of the Securities Act.

      Our ordinary shares are currently traded on the Nasdaq National Market under the symbol "CTCH." On May 10, 2002 the last reported sales price of an ordinary share on the Nasdaq National Market was $0.16 per share.

--------------------------------------------------------------------------------
    This investment involves risk. See "Risk Factors" beginning on page ____.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      The date of this Prospectus is , 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                           -----
Special Note Regarding Forward-Looking Information..........................   i
Summary ....................................................................   1
Risk Factors ...............................................................   5
The Offer and Listing.......................................................  19
Reasons for the Offer and Use of Proceeds ..................................  20
Selling Securityholders ....................................................  21
Shares Eligible for Future Sale ............................................  26
Offer Statistics and Expected Timetable and Plan of Distribution............  28
Legal Matters ..............................................................  30
Experts ....................................................................  30
Where You Can Find More Information ........................................  30
Information Incorporated by Reference ......................................  31
Enforceability of Civil Liabilities ........................................  31

--------------------------------------------------------------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, beliefs, expectations and intentions. In some cases, you can identify forward-looking statements by our use of words such as "expects," "anticipates," "believes," "intends," "plans," "seeks" and "estimates" and similar expressions. Our actual results, levels of activity, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to these differences include those discussed in our Annual Report on Form 20-F, which is on file with the Securities and Exchange Commission.

                                     SUMMARY

We are a provider of email services and software for email and messaging solutions to service providers that target both residential and business subscriber users.

Our main target customers include companies that specialize in providing communications applications to enterprises, such as, ASPs, ISPs, telecoms, CLECs, wireless carriers, data centers, systems integrators, and IT consultants.

Email and messaging is complex and requires focus to implement, deliver and maintain. Today's solutions include the ability to address both front-end and back-end requirements, anytime-anywhere access, and features such as anti-virus protection, unified messaging, calendaring, group scheduling, file sharing, and collaboration. Technologies for the future are necessitating that email and messaging adapt and change with the new innovations. Our flexible technology and economies of scale enable us to provide email solutions in a cost-effective manner, intended to allow businesses to achieve desirable economic advantages. These technologies have been conceived, developed and refined over the course of the past 11 years, during which we have provided both services and software to a multitude of customers.

We offer software for email and messaging solutions to service providers, mainly small and medium size enterprises (SME). Service providers receive a license to install and use our software and technology in order to provide messaging and email services from their own data center facility. Our service provider solution enables service providers to easily manage the email and messaging features/services that they in turn provide to their end users.

We deliver a comprehensive software solution that -

      o     Enables  ISP  business   subscribers  to  enjoy  advanced  messaging
            applications.

      o Enables service providers to offer packages of email services. With Commtouch Classes of Service (CoS), service providers can create different packages of service to their diversified subscribers and market each package separately.

      o Enables service providers to simplify deployment and manageability of a highly-scalable messaging platform for residential and business subscribers, and to achieve high performance and maximized utilization at a competitive low cost (i.e. low hardware, bandwidth and administration costs).

Our solution provides:

      o Access to accounts from standard desktop email clients (e.g. Microsoft Outlook and Qualcomm Eudora), Web browsers and wireless devices, such as, WAP-enabled mobile phones.

      o Message notification on an advanced platform, to pagers, mobile phones, instant messengers and other email addresses.

      o     Integrated,   Web-based   applications,   including  calendar,  task
            manager, contact center, notes, short message service (SMS), and more.

      o Customization of the Web email client interface to extend an organization's brand.

      o     Multiple language support for a multilingual user base.

Office Location

Our principal executive offices are located at 6 Hazoran Street, Poleg Industrial Park, Netanya 42504, Israel, where our telephone number is 011-972-9-863-6888, and 1300 Crittenden Lane, Suite # 102, Mountain View, California 94043, where our telephone number is (650) 864-2000. Our website address is www.commtouch.com.

Capitalization and Indebtedness

The following table sets forth the capitalization and indebtedness of Commtouch as of March 31, 2002, as adjusted for the private placement in April 2002:

                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
                                                                ----------------

Long-term liabilities ........................................      $     269
                                                                    ---------
Shareholders' equity:
  Ordinary shares, NIS 0.05 par value; 40,000,000 shares
     Authorized, 22,105,367 actual shares issued and
     outstanding .............................................            255
  Additional paid-in capital .................................        153,512
  Deferred compensation ......................................           (690)
  Notes receivable from shareholders .........................           (752)
  Accumulated deficit ........................................       (147,634)
                                                                    ---------
          Total shareholders' equity .........................      $   4,691
                                                                    ---------
          Total capitalization ...............................      $   4,960
                                                                    =========

                         -------------------------------

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our ordinary shares. You should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our ordinary shares to decline, and you could lose part or all of your investment. The risks described below are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.

Business Risks

If the market does not respond favorably to our new messaging solutions and related technologies, we will fail to generate revenues.

Our success will depend on the acceptance and use of our software messaging solutions by service providers to provide email services to their customers. We cannot estimate the size or growth rate of the potential market for our software offerings. If the market for email software fails to grow or grows more slowly than we currently anticipate, our business will suffer dramatically. Even if that market grows, our solutions may not achieve broad market acceptance. Since we have only recently released our new messaging platform for general distribution, we do not have experience to evaluate whether it will achieve broad market acceptance. Also, because a preponderance of our future revenue will be derived directly or indirectly from our software messaging solutions, if that market does not grow, our business will likely fail.

Our future revenues are unpredictable and our quarterly operating results may fluctuate which could adversely affect the value of your investment.

Because we have a limited history with our new email solutions and because of the emerging nature of the markets in which we compete, our revenue is unpredictable. Our current and future expense levels (although greatly reduced) are to a large extent fixed. We may be unable to adjust spending quickly to compensate for any revenue shortfall, and any significant revenue shortfall would have an immediate negative effect on our results of operations and share price.

A number of factors, many of which are enumerated in this "Risk Factors" section, are likely to cause fluctuations in our operating results and/or cause our share price to decline. Other factors which may cause such fluctuations include:

      o The market acceptance of our new software messaging platform and related solutions

      o The size, timing and fulfillment of orders for our new software messaging solutions;

      o     The success of our selling efforts to service providers;

      o The rate of adoption of new software messaging solutions by enterprise customers in the current economic environment;

      o     The threat of de-listing by the NASDAQ;

      o The receipt or payment of irregular or nonrecurring revenues or expenses;

      o Our ability to successfully develop and market new solutions, as may be needed;

      o     Pricing of our solutions; and

      o     Effectiveness of our customer support.

Because of differing operational factors and the material changes to our business model, period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations. Because we are going to market with new solutions and have sold most of our hosted email service businesses, it is difficult to evaluate our business and prospects.

We commenced operations in 1991, but we are only beginning to try to sell our new software messaging solutions after having sold outsourced Web-based email services from 1998 through 2001, which itself was a change from our initial focus on the sale, maintenance and servicing of stand-alone email client software products for mainframe and personal computers. In late 2001 and early 2002, we sold our hosted exchange business and assigned most of our email service business to another company, to focus exclusively on developing and selling new software messaging technologies. This change required us to adjust our business processes and to restructure Commtouch. Therefore, we have no operating history as a provider of our new email technologies upon which you may be able to evaluate our business and prospects. It is too early to judge the success of this business.

We have many established competitors who are offering similar solutions

The market for messaging technologies is intensely competitive and we expect it to be increasingly competitive. Increased competition could result in pricing pressures, low operating margins and the realization of little or no market share, any of which could cause our business to suffer.

In the market for email and messaging software solutions, we compete directly with software solution providers, including Critical Path, OpenWave, iPlanet (Sun Microsystems), Mirapoint, Sendmail and Rockcliff, as well as with companies that develop and maintain in-house email solutions, such as Microsoft and IBM. Furthermore, certain small-scale email software providers offer low-cost basic solutions, but with limited scalability or value-added functionality. These and other companies could potentially leverage their existing capabilities and relationships to enter the service provider email solutions industry.

Our market's level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our offerings, we may encounter increased competition in the development and distribution of these solutions. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against current and future competitors.

Our ability to increase our revenues will depend on our ability to successfully execute our sales and marketing plan.

The complexity of our software messaging solutions and the email software market require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of our solutions. We have limited experience in selling software solutions to service provider customers. It will take time for our current and future employees to learn how to market our solutions. Additionally, we are unable to predict the success in selling newly introduced solutions in which we have no experience marketing and are relying on these solutions to produce a substantial portion of our revenues in the future. As a result of these factors, our sales and marketing organization may not be able to compete successfully against the bigger and more experienced sales and marketing organizations of our competitors.

We have a history of losses and may never achieve profitability.

We incurred net losses of approximately $19.9 million in 1999, $54.2 million in 2000 and $61.0 in 2001. As of December 31, 2001, we had an accumulated deficit of approximately $146.8 million. We have not achieved profitability in any period, and we might continue to incur net losses in the future. If we do not achieve profitability, our share price may decline further.

Possible Need For Additional Funds

The Company is very thinly capitalized. As such, we might become dependent upon raising additional funds to finance our business. Our cash balance at December 31, 2001 was $2.2 million. If we are unable to raise additional funds, the Company could fail. There can be no assurance that we will be able to raise necessary funds or that we will be able to do so on terms acceptable to us. If needed, our inability to obtain adequate capital would limit our ability to continue our operations. Any such additional funding may result in significant dilution to existing stockholders.

Risk of Recession

Some of our former customers continue to operate in the dot-com market based on internet-centric business models and are experiencing a significant economic slowdown and an inability to raise additional capital.

These former customers were assigned to MailCentro, Inc. (a wholly owned subsidiary of CP Software Group, Inc.) and Telecomputing, Inc. in connection with the Company's agreements with these companies. According to these agreements entered into with MailCentro, Inc. and Telecomputing, Inc., the Company is expected to realize royalties on payments made by these former customers to MailCentro and Telecomputing (primarily in 2002). The ability of MailCentro and Telecomputing to collect outstanding receivables is significantly impacted by the liquidity issues of these customers, which may negatively impact our ability to recognize future revenue based on the afore-stated royalties. As a result, we may experience shortfalls in our future revenues.

The loss of our key employees would adversely affect our ability to manage our business, therefore causing our operating results to suffer and the value of your investment to further decline.

Our success depends on the skills, experience and performance of our senior management and other key personnel. The loss of the services of any of our senior management or other key personnel, including Gideon Mantel, our Chief Executive Officer and Amir Lev, our President and Chief Technical Officer, could materially and adversely affect our business. The loss of our software developers may also adversely affect our messaging platform product, therefore causing our operating results to suffer and the value of your investment to decline. We do not have employment agreements inclusive of set periods of employment with any of these key personnel. We cannot prevent them from leaving at any time. We do not maintain key-person life insurance policies on any of our employees.

Our recent head-count reduction from 210 employees to approximately 35 employees is significantly straining our operational resources. We have significantly curtailed sales and marketing resources and this may compromise our ability to enhance revenues.

Our business and operating results could suffer if we do not successfully address the risks inherent in doing business overseas.

At December 31, 2001 we had sales offices in Israel, United States and Japan. We intend to continue to seek ways to market our software messaging solutions in international markets by utilizing appropriate distributorship channels, i.e. by way of our joint strategic relationship with Unisys and other foreign representatives. We may not be able to compete effectively in international markets due to various risks inherent in conducting business internationally, such as:

      o     differing technology standards;

      o inability of distribution channels to successfully market our software messaging solutions;

      o     export   restrictions,   including   export  controls   relating  to
            encryption technologies;

      o difficulties in collecting accounts receivable and longer collection periods;

      o     unexpected changes in regulatory requirements;

      o     political and economic instability;

      o     potentially adverse tax consequences; and

      o     potentially reduced protection for intellectual property rights.

Any of these factors could adversely affect the Company's international sales and, consequently, business and operating results.

Terrorist attacks such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other attacks or acts of war may adversely affect the markets on which our ordinary shares trade, our financial condition and our results of operations.

      On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused major instability in the U.S. and other financial markets. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. Leaders of the U.S. government have announced their intention to actively pursue and take military and other action against those behind the September 11, 2001 attacks and to initiate broader action against national and global terrorism. Armed hostilities or further acts of terrorism would cause further instability in financial markets and could directly impact our financial condition and our results of operations.

Technology Risks

We might not have the resources or skills required to adapt to the changing technological requirements and shifting preferences of our customers and their users.

The internet messaging industry is characterized by rapid technological change, changes in end user requirements and preferences, and the emergence of new industry standards and practices that could render our solutions and proprietary technology obsolete. Our success depends, in part, on our ability to continually enhance our existing email and messaging solutions and to develop new solutions, functions and technology that address the increasingly sophisticated and varied needs of our prospective customers and their users. The development of proprietary technology and necessary enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may not be able to use new technologies effectively or adapt to customer or end user requirements or emerging industry standards. Also, we must be able to act more quickly than our competition.

Our software may be adversely affected by defects, which could cause our customers or end users to stop using our solutions.

Our solutions are based upon new and complex software. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current solutions or enhancements until after they are delivered. Although we have not experienced any material software defects to date in our service offering, it is possible that, despite testing by us, defects may exist in the software we sell. These defects could cause service interruptions for our customers that could damage our reputation, create legal risks, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could cause our business to suffer.

Investment Risks

We may need additional capital.

We have invested heavily in technology development. We expect to continue to spend financial and other resources on developing and introducing new offerings and maintaining our corporate organizations and strategic relationships. We also expect to invest resources in research and development projects to develop enhanced service provider messaging solutions.

Based on the cash balance at December 31, 2001, current projections of revenues, related expenses, the sale of the Wingra subsidiary and completion of the private investment round, the Company believes it has sufficient cash to continue operations for at least the next twelve months.

We are subject to a class action lawsuit which may have a material adverse effect on us.

Following our restatement of revenues for the first three quarters of 2000, several class action lawsuits were filed in the United States District Court for the Northern District of California against the Company and certain of our officers and a director, alleging violations of the antifraud provisions of the Securities Exchange Act of 1934 arising from the Company's financial statements. These lawsuits were consolidated into one action in late 2001. Thereafter, the Company filed a Motion to Dismiss, which has been granted, though the plaintiffs have been granted leave to amend the complaint, which they have done. The defendants have filed a Motion to Dismiss this amended complaint, and the matter is set for review by the court in mid-June 2002. While we are unable to predict the ultimate outcome of the consolidated claim, we believe that it is without merit and intend to continue to vigorously defend ourselves.

If we cannot satisfy Nasdaq's maintenance requirements, it may delist our ordinary shares and we may not have an active public market for our ordinary shares, which would likely make our shares an illiquid investment.

Our ordinary shares are quoted on the Nasdaq National Market. To continue to be listed, our shares must have a minimum bid price of $1.00 per share and we must maintain a minimum market value of our publicly held shares of $5,000,000, among other requirements. Our shares have a minimum bid price of less than $1.00 per share and the minimum market value is under $5,000,000. Consequently, we do not satisfy the Nasdaq listing requirements and may not be able to do so in the future. Nasdaq has recently notified us that our stock may be delisted as of May 15, 2002. If this occurs, trading in the shares may be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "OTC Bulletin Board Service." As a result, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our shares.

Nasdaq also may delist our shares if it deems it necessary to protect investors and the public interest.

If our shares are delisted, they may become subject to the SEC's "penny stock" rules and be more difficult to sell.

SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our shares become "penny stock" that is not exempt from these SEC rules, these disclosure requirements may have the effect of reducing trading activity in our shares and making it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

Our directors, executive officers and principal shareholders will be able to exert significant influence over matters requiring shareholder approval and could delay or prevent a change of control.

Our directors and affiliates of our directors, our executive officers and our shareholders who currently individually own over five percent of our ordinary shares, beneficially own, in the aggregate, approximately 18.5% of our outstanding ordinary shares. If they vote together, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of Commtouch.

Jan Eddy, the President and Chief Executive Officer of Wingra Technologies, beneficially owns approximately 5% of our outstanding ordinary shares issued to her in connection with our acquisition of Wingra Technologies on November 24, 2000.

InfoSpace beneficially owns approximately 5% of our outstanding ordinary shares. InfoSpace merged with Go2Net in October 2000. In connection with this merger InfoSpace assumed Go2Net shares, warrants and rights. In 1999, in connection with entering into an email services agreement, we issued to InfoSpace a warrant to purchase 1,136,000 ordinary shares at an exercise price of $12.80 per share. Concurrent with Commtouch Inc. entering into the email services agreement, we issued 896,057 ordinary shares to InfoSpace and 448,029 in ordinary shares to Vulcan Ventures in a private placement at $14.88 per share. We believe that Vulcan Ventures divested itself of all of its shareholdings in the Company. The warrant is non-forfeitable, fully vested and immediately exercisable, and will expire in July 2004. Assuming exercise of the InfoSpace warrant on a net issuance basis, the warrant currently has no impact on beneficial ownership, as the warrant is currently underwater.

Certain of the Selling Securityholders in this offering hold over 5% of our outstanding ordinary shares (See "Selling Securityholders" below).

These  significant  shareholders  will be able to  significantly  influence  and possibly exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. InfoSpace will also have the right to name one director to our Board as long as it continues to hold at least 620,022 shares, including the shares issuable upon exercise of the InfoSpace warrant. It named Thomas Camp to the Board under this provision, who resigned on August 22, 2001 and was not replaced by Infospace. In addition, conflicts of interest may arise as a consequence of these significant shareholders control relationship with us, including:

      o conflicts between significant shareholders, and our other shareholders whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

      o conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by these shareholders, on the other hand; or

      o conflicts related to existing or new contractual relationships between us, on the one hand, and these shareholders, on the other hand.

Substantial sales of our ordinary shares could adversely affect our share price.

The sale, or availability for sale, of substantial quantities of our ordinary shares may have the effect of further depressing its market price. A large number of our ordinary shares which were previously subject to resale restrictions, are currently eligible for resale. In addition a significant number of shares will be eligible for resale at various dates in the future pursuant to this Registration Statement.

The  shares  issued  to  the  Selling   Securityholders   will  dilute  existing
shareholders.

Risk of failure to obtain registration rights for the private placement

According to the agreement with the Selling Securityholders, should the Company fail to meet certain deadlines for filing the Registration Statement and achieving the effectiveness thereof, the Company risks having imposed on it liquidated damages as defined in the agreement.

Intellectual Property Risks

If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights or be liable for significant damages.

We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees and customers to protect our proprietary rights. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Although we have not filed any patent applications, we may seek to patent certain software or other technology in the future. Any such future patent applications may not be issued within the scope of the claims we seek, or at all. We cannot be certain that our software does not infringe issued patents that may relate to our software products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products.

Despite our precautions, unauthorized third parties may copy certain portions of our technology or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

Governmental regulation and legal uncertainties could impair the growth of the internet and decrease demand for our software messaging solutions or increase our cost of doing business.

There are currently few laws and regulations directly applicable to the internet and commercial email services. However, a number of laws have been proposed involving the internet, including laws addressing user privacy, pricing, content, copyright, antitrust, distribution and characteristics and quality of products and services. Further, the growth and development of the market for email may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. The adoption of additional laws or regulations, or the application of existing laws or regulations to the internet, may impair the growth of the internet or commercial online services. This could decrease the demand for our software and increase our cost of doing business, or otherwise harm our business and operating results.

Risks Relating to Operations in Israel

We have important facilities and resources located in Israel, which has historically experienced severe economic instability and military and political unrest.

We are incorporated under the laws of the State of Israel. Our principal research and development facilities are located in Israel. Although substantially all of our past sales were made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could significantly harm our business, operating results and financial condition.

Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and some companies doing business with Israel have been the subject of an economic boycott by Arab countries since Israel's establishment. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or expansion of our business.

Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and certain Arab countries. Since September 2000, a continuous armed conflict with the Palestinian Authority has been taking place. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, Israel continues to face hostile actions and threats from various elements in the region. We cannot predict whether or in what manner these problems will be resolved.

Our results of operations may be negatively affected by the obligation of key personnel to perform military service.

Certain of our officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. Although Commtouch has operated effectively under these requirements since its inception, we cannot predict the effect of these obligations on Commtouch in the future. Our operations could be disrupted by the absence, for a significant period, of one or more of our officers or key employees due to military service.

Because a substantial portion of our revenues are generated in U.S. dollars and a portion of our expenses are incurred in New Israeli Shekels, our results of operations may be adversely affected by inflation and currency fluctuations.

We generate a substantial portion of our revenues in U.S. dollars and incur a portion of our expenses, principally salaries and related personnel expenses in Israel, in New Israeli Shekels, commonly referred to as NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. While in recent years the rate of devaluation of the NIS against the dollar has generally exceeded the rate of inflation, which is a reversal from prior years, we cannot be sure that this reversal will continue. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel.

The Government programs and benefits which we currently receive require us to meet several conditions and may be terminated or reduced in the future.

Prior to 1998, we received grants from the Government of Israel, through the Office of the Chief Scientist, or the OCS, for the financing of a significant portion of our research and development expenditures in Israel. In 2001 and 2002, we applied for additional grants and we may apply for additional grants in the future. In 1999 and 2000, we did not receive any grants from the OCS. In 2001 we received $0.6 million and we expect the percentage of our research and development expenditures financed from OCS grants will continue to remain quite low. The OCS budget has been subject to reductions which may affect the availability of funds for these grants in the future. Therefore, we cannot be certain that we will continue to receive grants at the same rate, or at all. In addition, the terms of any future OCS grants may be less favorable than our past grants. In connection with research and development grants received from the OCS, we must pay royalties to the OCS on the revenue derived from the sale of products, technologies and services developed with grants from the OCS.

The terms of the OCS grants and the law pursuant to which the grants are made restrict our ability to manufacture products or transfer technologies developed using OCS grants outside of Israel. This restriction may limit our ability to enter into agreements for those products or technologies, without OCS approval. We cannot be certain that the approvals of the OCS will be obtained on terms that are acceptable to us, or at all. In connection with our grant applications, we have made representations and covenants to the OCS. The funding from the OCS is subject to the accuracy of these representations and covenants and to our compliance with the conditions and restrictions imposed by the OCS. If we fail to comply with any of these conditions or restrictions, we could be required to repay any grants previously received, together with interest and penalties, and would likely be ineligible to receive OCS grants in the future.

The projects for which we received grants from the OCS prior to 1998 ultimately failed and the relevant payments were made for the revenues generated from these projects. The Company will not be obligated to pay future royalties for such projects through 2001, since no future revenue is expected from these projects. Accordingly, the Company decided to write down the $0.4 million accrual it recorded in past years and determined that as of December 31, 2001 there are no contingent liabilities for royalties from these projects. In March 2002, the Company submitted an application for project failure with regard to these projects. However, the ultimate liability is subject to the review of the Government of Israel. With regard to the grant received in 2001, a contingent liability of $0.6 million exists.

The tax benefits we are currently entitled to from the Government of Israel may be reduced or terminated in the future.

Pursuant to the Law for the Encouragement of Capital Investments, the Government of Israel through the Investment Center has granted "approved enterprise" status to a portion of our capital investment programs. The portion of our income derived from our approved enterprise program will be exempt from tax for a limited period of two years commencing in the first year in which we have taxable income, and will be subject to a reduced tax for an additional period of five to eight years dependent on the percentage of foreign shareholders. The benefits available to an approved enterprise are conditioned upon the fulfillment of conditions regarding a required amount of investments in fixed assets and a portion of these investments being made with net proceeds of equity capital raised by us as stipulated in applicable law and in the specific certificates of approval. If we fail to comply with these conditions, in whole or in part, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and would likely be denied these benefits in the future. From time to time, the Government of Israel has discussed reducing or eliminating the benefits available under the approved enterprise program. It is possible that these tax benefits may not be continued in the future at their current levels or at all.

Israeli courts might not enforce judgments rendered outside of Israel and it might therefore be difficult for an investor to recover any judgment against any of our officers or directors resident in Israel.

We are organized under the laws of Israel, and we maintain significant operations in Israel. Certain of our officers and directors named in this prospectus reside outside of the United States. Therefore, you might not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You might not be able to bring civil actions under U.S. securities laws if you file a lawsuit in Israel. However, we have been advised by our Israeli counsel that, subject to certain limitations, Israeli courts may enforce a final judgment of a U.S. court for liquidated amounts in civil matters after a hearing in Israel. We have appointed Commtouch Software Inc., our U.S. subsidiary, as our agent to receive service of process in any action against us arising from this prospectus. We have not given our consent for our agent to accept service of process in connection with any other claim and it may therefore be difficult for an investor to effect service of process against us or any of our non-U.S. officers, directors and experts relating to any other claims. If a foreign judgment is enforced by an Israeli court, it may be payable in Israeli currency.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of Commtouch, which could prevent a change of control and therefore depress the price of our shares.

Israeli corporate law regulates mergers, votes required to approve mergers and acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax considerations may make potential transactions unappealing to us or to some of our shareholders.

Proposed tax reform in Israel may reduce our tax benefits, which might adversely affect our profitability.

On May 4, 2000, a committee chaired by the former Director General of the Israeli Ministry of Finance issued a report recommending a sweeping reform in the Israeli system of taxation. The proposed reform would significantly alter the taxation of individuals, and would also affect corporate taxation. In particular, the proposed reform would reduce, but not eliminate, the tax benefits available to approved enterprises such as ours. The Israeli cabinet approved the recommendations in principle, but implementation of the reform requires legislation by Israel's Knesset. In the interim there have been significant political and economic changes. On February 26, 2002 the Minister of Finance appointed a new committee to recommend tax reforms, and this committee is expected to submit a report within 90 days. The Company cannot be certain whether the proposed reform will be adopted, when it will be adopted or what form any reform will ultimately take.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                         -------------------------------

                              THE OFFER AND LISTING

The Offering

Ordinary shares offered ................................    7,095,886 shares

Ordinary shares outstanding after the offering .........   24,766,322 shares
prior to the offering on April 16, 2002 of 22,105,367]     [based on ordinary
                                                           shares outstanding

Use of proceeds ........................................   We will not receive
                                                           any of the proceeds
                                                           from the sale of the
                                                           shares by the Selling
                                                           Securityholders in
                                                           this offering.

NASDAQ National Market Symbol ..........................   CTCH

--------------
Shares will be offered on a registered basis and not as bearer shares.

Except as otherwise specified, all information in this prospectus is based on the number of shares outstanding as of December 31, 2001, and:

      o assumes the issuance of 298,538 ordinary shares issuable upon exercise of options granted to executive officers and directors within 60 days of December 31, 2001 at a weighted average exercise price of $0.31 per share; and

      o     with respect to financial information, is reported in U.S. dollars;

and does not include:

      o 2,915,689 ordinary shares issuable to employees and consultants upon exercise of outstanding options under our stock option plans and stock option agreements as of December 31, 2001 at aweighted average exercise price of $0.46; and

      o 2,303,885 ordinary shares available for future grant or issuance under our stock option and stock purchase plans as of December 31, 2001.

Market Information

The Company's Ordinary Shares have traded publicly on The Nasdaq Stock Market under the symbol "CTCH" since July 13, 1999.

The following table lists the high and low closing sales prices for the Company's Ordinary Shares, for the periods indicated, as reported by The Nasdaq Stock Market:

                                                            High          Low
                                                          --------      --------
1999:
Third Quarter (beginning July 13, 1999)                   $ 22.625      $11.0625
Fourth Quarter                                             14.3125        49.125

2000:
 First Quarter                                            $  66.50      $35.5625
 Second Quarter                                             14.625       38.5625
 Third Quarter                                               16.50       33.9375
 Fourth Quarter                                           $  19.25      $   7.44

                                                            High          Low
                                                          --------      --------
2001:
 First Quarter                                            $   3.81      $   0.75
 Second Quarter                                               1.19          0.28
 Third Quarter                                                0.67          0.20
 Fourth Quarter                                           $   0.46      $   0.20
2002:
 First Quarter                                            $   0.43      $   0.23

Most Recent Six Months:

November 2001                                             $   0.46          0.20
December 2001                                                 0.35          0.25
January 2002                                                  0.43          0.24
February 2002                                                 0.36          0.25
March 2002                                                    0.29          0.23
April 2002                                                    0.25          0.16
                                                          --------      --------

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the Selling Securityholders in this offering.

                             SELLING SECURITYHOLDERS

The following table presents information provided by the Selling Securityholders with respect to beneficial ownership of our ordinary shares as of April 16, 2002, and as adjusted to reflect the sale of the shares offered by this prospectus, by the Selling Securityholders and assumes that all shares being offered by this prospectus are ultimately sold in the offering.

The table includes all shares issuable within 60 days of April 16, 2002 upon the exercise of options, warrants and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership as set forth below includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. To our knowledge, except for individuals affected by applicable community property laws or as otherwise indicated, the persons named in the table have sole voting, sole investment control and sole right to receive the economic benefit with respect to all shares listed. The applicable percentage of ownership for each shareholder is based on 22,105,367 ordinary shares outstanding as of April 16, 2002 and 24,766,322 ordinary shares outstanding immediately following the completion of this offering, together with applicable options and/or warrants for that shareholder that are exercisable within 60 days of April 16, 2002.

------------------------------------------------------------------------------------------------------------
                                                                    Shares
                                       Shares Beneficially           to be         Shares Beneficially
                                     Owned Prior to Offering        Offered        Owned After Offering
------------------------------------------------------------------------------------------------------------
                                                  Percent of                                  Percent of
                                                  Outstanding                                 Outstanding
Name of Beneficial Owner            Number          Shares          Number       Number         Shares
------------------------------------------------------------------------------------------------------------
Ehud Hillman                          138,985         .62             136,985        2,000       .008
I.D. No. 051745818
Amirim 12, Tel-Aviv,
Israel-69357
------------------------------------------------------------------------------------------------------------
Gil Agmon                             136,985         .61             136,985            0         0
Barazani 11, Ramat Aviv, Tel
Aviv, Israel
ID No: 570261822
------------------------------------------------------------------------------------------------------------
Jacob Benasayag                       136,985         .61             136,985            0         0
I.D. No. 16538100
Haduhifat 41, Raanana, Israel
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                    Shares
                                       Shares Beneficially           to be         Shares Beneficially
                                     Owned Prior to Offering        Offered        Owned After Offering
------------------------------------------------------------------------------------------------------------
                                                  Percent of                                  Percent of
                                                  Outstanding                                 Outstanding
Name of Beneficial Owner            Number          Shares          Number       Number         Shares
------------------------------------------------------------------------------------------------------------
Arie Pundak                           136,985         .61             136,985            0         0
I.D.  No.  065178444
Asher Bar-Lev 5/13
Petach-Tikva, Israel
------------------------------------------------------------------------------------------------------------
Danitan Nihul Ltd.                    161,985         .73             136,985       25,000        .1
Reg. No.  511718470
Lamerhav 53b', Ramat Hasharon,
Israel - 47226
------------------------------------------------------------------------------------------------------------
Gideon Mantel 1/                    1,656,920        7.32           1,123,288      533,632       2.147
c/o Commtouch Software, Inc.
1300 Crittenden Lane, Ste. 102
Mountain View, CA  94043-4655
------------------------------------------------------------------------------------------------------------
Amir Lev 1/                           648,599         2.9             273,974      374,625       1.507
Be'er Gan St. 17
Ein Vered, 40696 Israel
------------------------------------------------------------------------------------------------------------
Nahum Sharfman 2/                   1,314,067        5.84             931,506      382,561       1.544
22 Hameyasdim St.
Karkur, Israel 37064
------------------------------------------------------------------------------------------------------------
Origami Ltd.                          547,945        2.45             547,945            0         0
57 Achad Ha'am St.
Tel Aviv, CA 65207
------------------------------------------------------------------------------------------------------------
Dr. A.I. Mlavsky                      273,974        1.23             273,974            0         0
c/o Gemini Israel Venture
    Funds Ltd.
9 Hamenofim Street
Herzliya  46725, Israel
------------------------------------------------------------------------------------------------------------
Yossi Sela                            273,974        1.23             273,974            0         0
c/o Gemini Israel Venture Funds
Ltd.
9 Hamenofim Street
Herzliya  46725, Israel
------------------------------------------------------------------------------------------------------------
OZF Ltd.                            1,643,834        7.23           1,643,834            0         0
Tropic Isle Building
Wickhams Cay, P.O. Box 964
Road Town, Tortola, British
Virgin Islands
c/o Tis Prager, Prager
Dreifuss, Muehlebachstr. 6,
CH-8008 Zurich, Switzerland
------------------------------------------------------------------------------------------------------------
Victor Haim Amara                     548,345        2.45             547,945          400       .002%
Marcus St. 8
Jerusalem, 92333 Israel
------------------------------------------------------------------------------------------------------------
Shmuel Sagi                           628,945        2.81             547,945       81,000       .327
PO Box 589
Karkur, 37105 Israel
------------------------------------------------------------------------------------------------------------
McCutchen, Doyle, Brown &             246,576        1.11             246,576            0         0
Enersen 3/
Three Embarcadero Center
San Francisco, CA 94111
------------------------------------------------------------------------------------------------------------
TOTALS                              8,495,104       34.04           7,095,886     1,399,218     5.607
------------------------------------------------------------------------------------------------------------

1/ Messrs. Mantel and Lev are, respectively, Chief Executive Officer and director, and President, Chief Technology Officer and director, of Commtouch.

2/ Mr. Sharfman is a director of Commtouch.

3/ McCutchen, Doyle, Brown & Enersen, LLP represents Commtouch in U.S. corporate and securities matters and has passed upon certain legal matters for Commtouch in connection with this offering (See "Legal Matters" below).

                         SHARES ELIGIBLE FOR FUTURE SALE

Freely Tradeable Shares--Registered Shares

Future sales of substantial amounts of our ordinary shares in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our ordinary shares or our future ability to raise capital through an offering of equity securities.

As of December 31, 2001 we had 17,496,819 ordinary shares outstanding. The 3,450,000 ordinary shares sold in our initial public offering in July 1999; the 1,344,086 ordinary shares and the 1,136,000 shares underlying a warrant held by InfoSpace and Vulcan Ventures registered in 2000 in a secondary offering along with the 707,965 ordinary shares we issued to Microsoft Corporation; the 315,789 shares we issued to Rideau Ltd., a private investor, on June 30, 2001; and the 1,406,612 shares registered in August 2001 in a secondary offering for shareholders of Wingra, a former subsidiary of the Company, are all freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. In addition, the 7,095,886 shares to which this prospectus relates will also be freely tradeable without restriction, unless otherwise indicated in the related prospectus supplement.

We have 3,684,211 shares remaining under an effective shelf Registration Statement on file with the SEC, all of which will be freely tradeable when, as and if issued.

Pursuant to our stock purchase agreement with Hughes Holdings L.L.C., dated June 5, 2001, Commtouch intended to sell 850,000 ordinary shares in increments of at least $250,000 worth of ordinary shares per week. Hughes was also granted an option to purchase an additional 1,400,000 ordinary shares, plus warrant coverage of 10%. With the price per ordinary share having fallen below $0.75, Hughes had the right and chose not to fund the transactions. Despite the above, the agreement has not formally terminated. Any shares issued to Hughes will originate from our shelf Registration Statement. The shares which may be issued to Hughes, if issued, will be freely tradeable, as will the shares underlying any warrants which we may issue to Hughes for 85,000 shares and 140,000 shares, respectively, in connection with these two potential purchases.

Freely Tradeable Shares--Shares Under Employee Benefit Plans

On January 20, 2000, we filed a Form S-8 Registration Statement under the Securities Act to register 5,400,000 ordinary shares issuable in connection with option exercises and shares reserved for issuance under all stock plans and agreements as well as 150,000 ordinary shares under the Company's Employee Stock Purchase Plan which the Company may issue to employees from time to time. The Company also issues employee and director stock options from time to time. Such options are subject to vesting periods after which the shares may be resold by the holders, subject to Rule 144 limitations if the holder is an affiliate. Of _4,772,358 options issued, _281,830 option shares were vested and unexercised as of December 31, 2001 and 1,262,514 options had been exercised. On July 20, 2001, the Company filed another Form S-8 Registration Statement to register: an additional 250,000 of our ordinary shares approved by our shareholders on August 10, 2000 for issuance under the Company's director stock option plan; an additional 79,156 shares issuable under our Employee Stock Purchase Plan; and 162,257 shares underlying options issuable to employees of Wingra pursuant to the terms of the Wingra merger agreement and the Wingra Technologies, LLC 1998 Unit Option Plan.

On April 30, 2001 our Board of Directors approved the "repricing" of outstanding stock options previously granted to employees. Previously granted options were subsequently cancelled and new options issued with an exercise price equal to the

$0.0125 per share par value of the shares. Unexercised options subject to the repricing had an original exercise price of more than $10 per share. The replacement options vest over three years with 1/3 vesting on February 15, 2002 and the remaining 2/3 vesting every six months for the next two years. The decreased option exercise price is lower than the current market price of our stock which may cause optionees to exercise options and immediately resell the shares received in the exercise on the open market, which may cause downward pressure on the price of the shares. Options to purchase 1,521,988 shares were covered by this repricing.

Restricted Shares--Rule 144

The remaining ordinary shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below. We believe that the majority of these shares may fulfill the requirements of Rule 144(k).

Most of the restricted shares are subject to certain volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of Commtouch. In general, under Rule 144, an affiliate of Commtouch, or a person (including a group of related persons whose shares must be aggregated under the Rule) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of

      o 1% of the then outstanding ordinary shares (approximately 176,704 shares immediately following completion of the offering), or

      o the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission.

Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about Commtouch. A person who was not an affiliate of Commtouch for 90 days before the sale and who has beneficially owned the shares for at least two years may sell under Rule 144(k) without regard to the above limitations.

Additional Restrictions

In addition to the restrictions imposed by the securities laws, 670,180 restricted shares were issued to certain Commtouch employees under agreements which give Commtouch Inc. a repurchase option on any unvested shares. The repurchase option lapses ratably over time. As of December 31, 2001, approximately 6,308 ordinary shares are subject to repurchase.

        OFFER STATISTICS AND EXPECTED TIMETABLE AND PLAN OF DISTRIBUTION

The Selling Securityholders may sell, directly or through brokers, the ordinary shares in one or more long or short transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

Although none of the Selling Securityholders has advised us of the manner in which such Securityholder currently intends to sell ordinary shares offered hereby, the Selling Securityholders may choose to sell all or a portion (or none) of such shares from time to time in one or more of the following transactions:

      o On any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including the Nasdaq National Market;

      o     In the over-the-counter market;

      o     In private transactions;

      o     Through options or other derivative instruments;

      o     By pledge to secure debts or other obligations;

      o     Through block transactions;

      o     Any other legally available means; or

      o     A combination of any of the above transactions.

In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares within the meaning of the Securities Act, although the offering of these securities may not be underwritten by a broker-dealer firm. If a Selling Securityholder qualifies as an "underwriter" under the Securities Act and the rules and regulations and interpretations thereunder, such person will be subject to the prospectus delivery requirements of the Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. Any such commissions and profits realized on any resale of the shares might be deemed to be underwriting discounts and commissions under the Securities Act. Sales in the market may be made to broker-dealers making a market in the ordinary shares or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be underwriters in this offering.

In addition, any ordinary shares offered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the ordinary shares, other than any discounts or commissions payable with respect to sales of such securities.

From time to time this prospectus may be supplemented or amended as required by the Securities Act. During any time when a supplement or amendment is required, the Selling Securityholders are required to stop making sales until the prospectus has been supplemented or amended. Further, the Company is required to maintain the effectiveness of the Registration Statement until the earlier of
(i) the date that all of the shares offered hereby have been sold pursuant to this prospectus, (ii) the date the Selling Securityholders receive an opinion from counsel to the Company that the shares offered hereby may be sold under the provisions of Rule 144 without limitation as to volume, (iii) the date that all shares offered hereby have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such shares not bearing a restrictive legend, or (iv) eighteen months from the date the Registration Statement of which this prospectus is a part became effective.

We will make copies of this prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need for delivery of a copy of this prospectus to each purchaser of the ordinary shares prior to or at the time of such sale.

Pursuant to the terms under which the ordinary shares were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders and certain of their associates against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement, or any omission therein to state a material fact required to be stated therein or necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on written information provided by or on behalf of the Selling Securityholders specifically for use in the Registration Statement, as to which the Selling Securityholders have agreed to indemnify the Company. The Company has also agreed to reimburse such persons for legal and other expenses reasonably incurred in connection with investigating or defending any action relating to such statements or omissions which result in such persons' becoming entitled to such indemnification.

Each Selling Securityholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Expenses Associated with Registration

We are paying substantially all of the expenses of registering the ordinary shares under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses, our legal and accounting fees and the legal fees of counsel on behalf of the Selling Securityholders. We estimate these expenses to be approximately $85,000, which include the following categories of expenses:

         SEC registration fee ...............................   $104.45*
         Printing and engraving expenses ....................    10,000
         Legal fees and expenses ............................    50,000
         Accounting fees and expenses .......................    10,000
         Transfer agent and registrar fees and expenses .....    10,000
         Miscellaneous expenses .............................  4,895.55
                                                               --------
         Total ..............................................   $85,000

_____________
*This  fee  is  being  offset  against  the  filing  fee  previously   paid  for
Registration No. 333-31836, which was withdrawn prior to effectiveness.

                                   ==========

                                  LEGAL MATTERS

Certain legal matters with respect to United States law are being passed upon for Commtouch by McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California which is also a Selling Securityholder in this offering. The validity of the ordinary shares offered hereby is being passed upon for Commtouch by Naschitz, Brandes & Co., Tel-Aviv, Israel. The partners of Naschitz, Brandes & Co. and McCutchen, Doyle, Brown & Enersen, LLP, respectively, and the firms themselves, beneficially own, in the aggregate, 15,000 and 246,576 outstanding shares of the Company, including upon exercise of options, warrants or other derivative securities.

                                     EXPERTS

The Consolidated statements of Commtouch Software Ltd. appearing in Commtouch Software Ltd's Annual Report (Form 20-F) for the year ended December 31, 2001, have been audited by Kost Forer & Gabbay, a member of Ernst & Young International, independent auditors, as set fourth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form F-3 with the SEC for the shares we are offering by this prospectus. This prospectus does not include all of the information contained in the Registration Statement. You should refer to the Registration Statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

We are required to file annual and special reports and other information with the SEC. You can read our SEC filings, including the Registration Statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

We are subject to certain of the informational requirements of the Exchange Act. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in
Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file quarterly reports or to file annual and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm, as well as quarterly reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year, within 60 days after the end of each such quarter.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus or by information we file with the SEC in the future.

The following documents are incorporated by reference:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2001;

(b) The description of our ordinary shares contained in the Registration Statement under the Exchange Act on Form 8-A as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such requests should be directed to Devyani Patel, Vice President, Finance, c/o Commtouch Inc., 1300 Crittenden Lane, Suite # 102, Mountain View, California 94043. Our corporate website address is http://www.commtouch.com. The information on our website is not intended to be a part of this prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, and many of our directors and many of the executive officers and the Israeli experts named herein are not residents of the United States and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, and our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. Commtouch Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

      * the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

      *     the judgment is no longer appealable,

      * the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

      *     the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if (i) the judgment was obtained by fraud, (ii) there was no due process, (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel, (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or (v) at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel. Judgments rendered or enforced by Israeli courts will generally be payable in Israeli currency. Judgment debtors bear the risk associated with converting their awards into foreign currency, including the risk of unfavorable exchange rates.

                            7,095,886 Ordinary Shares

                             COMMTOUCH SOFTWARE LTD.

                             -----------------------

                                   PROSPECTUS

                             -----------------------

                                            , 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Israeli law permits a company to insure an Office Holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her fiduciary duty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an Office Holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an Office Holder. Moreover, a company can indemnify an Office Holder for (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court and (b) reasonable litigation expenses, including attorneys' fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, or in connection with a criminal action which does not require criminal intent in which he or she was convicted, in each case in connection with his or her activities as an Office Holder.

Our Articles of Association allow us to insure and indemnify Office Holders to the fullest extent permitted by law provided such insurance or indemnification is approved in accordance with the Israel Companies Law. The Company has acquired directors' and officers' liability insurance covering the officers and directors of the Company and its subsidiaries for certain claims. In addition, the Company has entered into an undertaking to indemnify the directors of the Company subject to certain limitations, and this undertaking has been ratified by our shareholders.

Certain members of our management team are officers of our subsidiary, Commtouch Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in
Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

With  respect to all  proceedings  other than  shareholder  derivative  actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

Pursuant to the terms under which the ordinary shares were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement, or any omission therein to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Exchange Act, state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on information provided by the Selling Securityholders, as to which the Selling Securityholders have agreed to indemnify the Company.

Item 9. Exhibits.

The exhibits listed on the exhibit index to this filing are incorporated herein by reference.

Item 10. Undertakings.

(a) The undersigned Registrant hereby undertakes:

      (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, state of California, on May 15, 2002.

                                            COMMTOUCH SOFTWARE LTD.


                                            By:   /s/ DEVYANI PATEL
                                            -----------------------------
                                                  Devyani Patel
                                                  Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                               Title                         Date
-------------------------  --------------------------------------   ------------

  /s/ GIDEON MANTEL*       Chief Executive Officer and Director     May 15, 2002
-------------------------  (Principal Executive Officer)
      Gideon Mantel

  /s/ DEVYANI PATEL*       Vice President, Finance                  May 15, 2002
-------------------------  (Principal Financial and
      Devyani Patel        Accounting Officer)

  /s/ CAROLYN CHIN*        Director, Chairman of the Board          May 15, 2002
-------------------------
      Carolyn Chin

  /s/ AMIR LEV*            Director                                 May 15, 2002
-------------------------
      Amir Lev

  /s/ OFER SEGEV*          Director                                 May 15, 2002
-------------------------
      Ofer Segev

  /s/ NAHUM SHARFMAN*      Director                                 May 15, 2002
-------------------------
      Nahum Sharfman

  */s/ DEVYANI PATEL       *Individually and as Attorney-in-fact    May 15, 2002
-------------------------   and Authorized U.S. Representative
      Devyani Patel

                                  Exhibit Index

   Exhibit
    Number                    Description of Document
   -------  --------------------------------------------------------------------

      2.0 Ordinary Shares and Warrants Purchase Agreement dated as of February 27, 2002 by and between Commtouch Software Ltd. and the Investors Listed on Exhibit A Thereto (incorporated by reference to Exhibit
            2.8 to Annual Report of the Registrant on Form 20-F for the fiscal year ended December 31, 2001 [File No. 000-26495]).

      5.1   Opinion  of  Naschitz,   Brandes  &  Co.,  Israeli  counsel  to  the
            Registrant, as to certain legal matters with respect to the legality of the shares.

      23.1 Consent of Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors.

      23.2  Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)

      23.3  Consent of McCutchen, Doyle, Brown & Enersen, LLP.

      24.1  Power  of  Attorney  of  directors  and  certain   officers  of  the
            Registrant.